UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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NaviSite, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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400 Minuteman Road
Andover, Massachusetts 01810

November 1, 2010

Dear NaviSite Stockholders:

I am pleased to invite you to attend the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of NaviSite, Inc. to be held on Tuesday, December 14, 2010 at 9:00 a.m., local time, at the Westin Boston Waterfront, 425 Summer Street, Boston, Massachusetts 02210.

Specific details regarding admission to the meeting and the business to be conducted at the Annual Meeting are included in the Notice of Annual Meeting of Stockholders and Proxy Statement.

This year, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient and less costly.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. As an alternative to voting in person at the Annual Meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by completing and returning the proxy card. Voting by any of these methods will ensure your representation at the Annual Meeting.

Thank you for your continued support.

Sincerely,

R. Brooks Borcherding
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held On Tuesday, December 14, 2010
PROXY STATEMENT
PROPOSAL NO. 1 Election of Directors
PROPOSAL NO. 2 Ratification of Selection of Independent Registered Public Accounting Firm
CORPORATE GOVERNANCE AND BOARD MATTERS
MANAGEMENT
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR END
DIRECTOR COMPENSATION FOR FISCAL 2010
ADDITIONAL INFORMATION

NAVISITE, INC.
400 Minuteman Road
Andover, MA 01810

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Tuesday, December 14, 2010

To the Stockholders of NaviSite, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of NaviSite, Inc., a Delaware corporation (“NaviSite”), will be held on Tuesday, December 14, 2010 at 9:00 a.m., local time, at the Westin Boston Waterfront, 425 Summer Street, Boston, Massachusetts 02210, for the following purposes:

(1) To elect each of Andrew Ruhan, Arthur P. Becker, James Dennedy, Thomas R. Evans and Larry Schwartz, the current members of the Board of Directors of NaviSite, to serve for an additional one-year term;

(2) To ratify the appointment of KPMG LLP as NaviSite’s independent registered public accounting firm for the fiscal year ending July 31, 2011; and

(3) To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has no knowledge of any other business to be transacted at the Annual Meeting.

Admission of stockholders to the Annual Meeting will be on a first-come, first-served basis, and picture identification will be required to enter the Annual Meeting. An individual arriving without picture identification will not be admitted unless it can be verified that the individual is a NaviSite stockholder. Use of cameras, cellular phones, recording equipment and other electronic devices will not be permitted at the Annual Meeting. NaviSite reserves the right to inspect any persons or items prior to their admission to the Annual Meeting.

Only stockholders of record as of the close of business on Monday, October 18, 2010 are entitled to notice of, and to vote at, the Annual Meeting. All stockholders are cordially invited to attend the meeting.

By order of the Board of Directors,

Thomas b. rosedale
Assistant Secretary

Andover, Massachusetts
November 1, 2010

YOUR VOTE IS IMPORTANT.

In order to ensure your representation at the Annual Meeting, please submit your proxy and voting instructions via the Internet or by telephone, or, if you receive a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage needs to be affixed if mailed in the United States). Please refer to the section entitled “Voting Instructions” on page 2 of the proxy statement for a description of these voting methods.

NAVISITE, INC.

PROXY STATEMENT

Annual Meeting of Stockholders
To Be Held On Tuesday, December 14, 2010

General

This proxy statement (this “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors,” or “Board”) of NaviSite, Inc., a Delaware corporation (“NaviSite”), for use at NaviSite’s 2010 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held on Tuesday, December 14, 2010 at 9:00 a.m., local time, at the Westin Boston Waterfront, 425 Summer Street, Boston, Massachusetts 02210 and at any adjournments thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders. You may obtain directions to the location of our Annual Meeting by writing or calling our Investor Relations Department at 400 Minuteman Road, Andover, Massachusetts 01810, or telephone (978) 682-8300.

On or about November 3, 2010, we are either mailing or providing notice and electronic delivery of these proxy materials together with an annual report, consisting of our Annual Report on Form 10-K for the fiscal year ended July 31, 2010 (the “2010 Annual Report”) and other information required by the rules of the Securities and Exchange Commission (the “SEC”). NaviSite’s principal executive offices are located at 400 Minuteman Road, Andover, Massachusetts 01810 and its telephone number is (978) 682-8300.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on December 14, 2010: This Proxy Statement and our 2010 Annual Report are available for viewing, printing and downloading at www.navisiteproxy.com.

Solicitation

The cost of soliciting proxies, including expenses in connection with preparing, printing and mailing of the Notice of Internet Availability of Proxy Materials, this Proxy Statement, and any additional solicitation material will be borne by NaviSite. NaviSite may engage a paid proxy solicitor to assist in the solicitation. Copies of solicitation materials will be furnished to brokerage houses, nominees, fiduciaries and custodians to forward to beneficial owners of NaviSite’s common stock, $.01 par value per share (the “Common Stock”), held in their names. In addition to the solicitation of proxies by mail, NaviSite’s directors, officers and other employees may, without additional compensation, solicit proxies by telephone, facsimile, electronic communication and personal interviews. NaviSite will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to stockholders.

Record Date, Voting Securities and Votes Required

Only holders of record of Common Stock and NaviSite Series A Convertible Preferred Stock (the “Preferred Stock”) as of the close of business on Monday, October 18, 2010 (the “Record Date”) will be entitled to receive notice of, and vote at, the Annual Meeting and any adjournments thereof. On the Record Date, NaviSite had approximately 37,930,512 shares of Common Stock and 4,209,442 shares of Preferred Stock issued and outstanding and entitled to be voted. The holders of Common Stock and Preferred Stock are entitled to one vote for each share held as of the Record Date on any proposal presented at the Annual Meeting. The holders of Common Stock and Preferred Stock vote together as one class.

A majority of the shares of Common Stock and Preferred Stock issued and outstanding and entitled to be voted at the Meeting will constitute a quorum at the Annual Meeting. Votes withheld, abstentions and broker non-votes shall be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

The affirmative vote of the holders of a plurality of the votes cast at the Annual Meeting is required for the election of directors (Proposal No. 1). The affirmative vote of the holders of a majority of the shares of Common Stock and Preferred Stock, voting together as a single class, present or represented by proxy and voting on the matter is required to ratify the appointment of KPMG LLP as NaviSite’s independent registered public accounting firm for the fiscal year ending July 31, 2011 (Proposal No. 2).

Shares which abstain from voting on a particular matter and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter (“broker non-votes”) will not be counted as votes in favor of such matter and will also not be counted as votes cast or shares voting on such matter. Accordingly, neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to the election of directors (Proposal No. 1), which requires a plurality of the votes cast, or the ratification of the appointment of KPMG LLP as NaviSite’s independent registered public accounting firm (Proposal No. 2), which each require an affirmative vote of a majority of the shares of Common Stock and Preferred Stock present or represented by proxy and voting on the matter.

An automated system administered by NaviSite’s transfer agent tabulates the votes. The votes on each matter are tabulated separately.

Voting Instructions

If you received a paper copy of these proxy materials, included with such copy is a proxy card or a voting instruction card from your bank, broker or other nominee for the Annual Meeting, with instructions for voting via the Internet or by telephone. If you received a Notice of Internet Availability of Proxy Materials, the Notice of Internet Availability of Proxy Materials will contain instructions on how to access and review the proxy materials online and how to obtain a paper or electronic copy of the materials, which will include the Proxy Statement, the 2010 Annual Report and a proxy card or voting instruction card, as well as instructions on how to vote either at the Annual Meeting, via the Internet, by telephone or by mail.

Those stockholders who receive a paper proxy card and voting instructions by mail, and who elect to vote by mail, should complete, sign and return the proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and the shares will be voted at the Annual Meeting in the manner directed. If you complete, sign and return your proxy card, it will be voted as you direct. In the event no choice is specified on a signed proxy card, the persons named as proxies will vote:

•	FOR the election of each of Andrew Ruhan, Arthur P. Becker, James Dennedy, Thomas R. Evans and Larry Schwartz to the Board of Directors;

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2011; and

•	In their discretion as to any other matter that may be properly brought before the Annual Meeting or any adjournments thereof.

If the shares you own are held in “street name” by a bank, broker or other nominee, that person, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank, broker or other nominee will send you directions on how to vote those shares. Under applicable stock exchange rules, if you do not give instructions to your bank, broker or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of “non-discretionary” items, the shares that do not receive voting instructions will be treated as “broker non-votes”, the effect of which is discussed above in the section entitled “Record Date, Voting Securities and Votes Required.”

	Discretionary Items	Non-Discretionary Items

•	Proposal No. 2 — Ratification of KPMG LLP as the Company’s independent registered public accounting firm	•	Proposal No. 1 — Election of Directors

If you are a stockholder as of the Record Date and attend the meeting, you may personally deliver your completed proxy card or vote in person at the meeting.

Revocability of Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	notifying NaviSite’s Secretary in writing at the principal executive offices of NaviSite located at 400 Minuteman Road, Andover, MA 01810, Attention: Assistant Secretary, before the Annual Meeting that you have revoked your proxy; or

•	attending the Annual Meeting and voting in person at the Annual Meeting.

If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a proxy from your nominee authorizing you to vote your “street name” shares held as of the Record Date.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of September 30, 2010, with respect to the beneficial ownership of Common Stock and Preferred Stock by the following:

•	each person known by NaviSite to beneficially own more than 5% of the outstanding shares of Common Stock or Preferred Stock;

•	each of the members of NaviSite’s Board;

•	our former Chief Executive Officer, our current Chief Executive Officer and our Chief Financial Officer, who are our two most highly compensated executive officers, and one individual who would have been among the two most highly compensated executive officers but for the fact that he was not serving as an executive officer at the end of the fiscal year ended July 31, 2010 (together, the “Named Executive Officers”); and

•	all of the current executive officers and members of NaviSite’s Board as a group.

For purposes of the following table, beneficial ownership is determined in accordance with the rules promulgated by the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise noted in the footnotes to the table, NaviSite believes that each person or entity named in the table has sole voting and investment power with respect to all shares of Common Stock and Preferred Stock shown as beneficially owned by them (or shares such power with his or her spouse). Under such rules, any shares of Common Stock that a person has the right acquire within 60 days after September 30, 2010, through the exercise of any options (“Presently Exercisable Options”) or warrants or other right are deemed outstanding and are included in the number of shares beneficially owned by a person named in the table and are used to compute the percentage ownership of that person. These shares are not, however, deemed outstanding for computing the percentage ownership of any other person or entity. Unless otherwise indicated, the address of each person listed in the table is c/o NaviSite, Inc., 400 Minuteman Road, Andover, Massachusetts 01810.

The percentage ownership of Common Stock of each person or entity named in the following table is based on 37,927,187 shares of Common Stock outstanding as of September 30, 2010, plus any shares subject to Presently Exercisable Options and shares of Preferred Stock currently convertible into shares of Common Stock held by such person. The percentage ownership of Preferred Stock of each person or entity named in the following table is based on 4,209,442 shares of Preferred Stock outstanding as of September 30, 2010.

	Amount and Nature of
	Beneficial Ownership
	Number of		Percentage	Number of	Percentage of
Name and Address of Beneficial Owner	Common Shares		of Common Stock	Preferred Shares	Preferred Stock

5% Stockholders
Atlantic Investors, LLC	13,841,028	(1)	36.5%	—	—
654 Madison Avenue, Suite 1609 New York, NY 10021
netASPx Holdings, Inc.	3,913,021	(2)	9.4%	3,913,021 (3)	93.0%
c/o GTCR Golder Rauner, LLC
6100 Sears Tower
Chicago, IL 60606
Directors and Named Executive Officers
Andrew Ruhan	127,250	(4)	*	—	—
Arthur P. Becker	1,759,786	(5)	4.5%	—	—
James Dennedy	162,250	(6)	*	—	—
Thomas R. Evans	192,250	(7)	*	—	—
Larry Schwartz	162,250	(6)	*	—	—
R. Brooks Borcherding	200,000		*	—	—
James W. Pluntze	485,750	(8)	1.3%	—	—
Mark Zingale(9)	—		—	—	—
All current executive officers and directors as a group (12 persons)	4,673,465	(10)	11.5%	—	—

*	Less than 1%.

(1)	Based on information provided by Atlantic Investors, LLC (“Atlantic”) in its Amendment No. 11 to Schedule 13D dated July 12, 2010 filed with the SEC and on information provided by Atlantic to NaviSite. Atlantic is controlled by two managing members, Unicorn Worldwide Holdings Limited (“Unicorn”) and Madison Technology LLC (“Madison”). Unicorn is jointly controlled by its board members, Simon Cooper, Simon McNally and Sarah McKee. Arthur Becker is the managing member of Madison. Messrs. Cooper and McNally and Ms. McKee for Unicorn and Mr. Becker for Madison share voting and investment power over the securities held by Atlantic. Mr. Ruhan holds a 10% equity interest in Unicorn, a managing member of Atlantic. Atlantic has informed us that the 13,841,028 shares of our Common Stock it currently holds are the only shares of our Common Stock currently held by them. Atlantic, in managing its liquidity requirements from time to time, may pledge shares of our Common Stock as collateral to lenders; these arrangements are generally structured to preserve for Atlantic beneficial ownership in the pledged securities.

(2)	Consists of shares of Preferred Stock that are currently convertible into shares of our Common Stock on a one-for-one basis. As of the date of this Proxy Statement, no shares of Preferred Stock held by netASPx Holdings, Inc. had been converted into shares of our Common Stock and netASPx Holdings, Inc. will only vote with respect to the 3,913,021 shares of Preferred Stock, but they may be deemed to be the beneficial owner of 3,913,021 shares of our Common Stock. See footnote (3) below for additional information.

(3)	netASPx Holdings, Inc. is owned by GTCR Fund VI, LP, GTCR VI Executive Fund, LP and GTCR Associates VI, LP. GTCR Partners VI LP is the General Partner of the three aforementioned funds. The General Partner of GTCR Partners VI, LP, is GTCR Golder Rauner, LLC.

(4)	Includes 80,000 shares of our Common Stock issuable upon the exercise of Presently Exercisable Options. Excludes 13,841,028 shares of our Common Stock owned by Atlantic and 426,134 shares of our Common Stock owned by Global Unicorn Worldwide Holdings S.A.R.L., a wholly owned subsidiary of Unicorn, with respect to all of which Mr. Ruhan disclaims beneficial ownership. Mr. Ruhan holds a 10% equity interest in Unicorn, a managing member of Atlantic.

(5)	Includes 248,021 shares of our Common Stock owned by Madison and 1,103,125 shares of our Common Stock issuable upon the exercise of Presently Exercisable Options. Mr. Becker disclaims personal pecuniary interest in 60,000 shares of our Common Stock held by Madison for the benefit of his children. Excludes 13,841,028 shares of our Common Stock owned by Atlantic with respect to which Mr. Becker disclaims beneficial ownership. Mr. Becker is the managing member of Madison, a managing member of Atlantic.

(6)	Includes 115,000 shares of our Common Stock issuable upon the exercise of Presently Exercisable Options.

(7)	Includes 95,000 shares of our Common Stock issuable upon the exercise of Presently Exercisable Options.

(8)	Includes 277,500 shares of our Common Stock issuable upon the exercise of Presently Exercisable Options.

(9)	Mr. Zingale resigned from NaviSite effective February 5, 2010.

(10)	Includes 248,021 shares of our Common Stock owned by Madison and 2,701,874 shares of our Common Stock issuable upon the exercise of Presently Exercisable Options. Excludes 13,841,028 shares of our Common Stock owned by Atlantic with respect to which Messrs. Ruhan and Becker disclaim beneficial ownership, and 426,134 shares of our Common Stock owned by Global Unicorn Worldwide Holdings S.A.R.L. with respect to which Mr. Ruhan disclaims beneficial ownership.

PROPOSAL NO. 1

Election of Directors

Pursuant to NaviSite’s Amended and Restated By-Laws (the “By-Laws”), all of the directors may be elected at each annual meeting of stockholders and hold office until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal. The By-Laws further provide that the number of directors shall be determined from time to time by resolution of the Board or by the holders of shares representing a majority of the votes entitled to be cast by all stockholders in any annual election of directors.

The Board currently has five members. The current members of the Board are Messrs. Andrew Ruhan, Arthur P. Becker, James Dennedy, Thomas R. Evans and Larry Schwartz.

The Board proposes and recommends that the five nominees named below be re-elected to serve as members of the Board of NaviSite. The persons named as proxies will vote to re-elect the five nominees named below as members of the Board of NaviSite unless the proxy card is marked otherwise. Each nominee is presently serving as a member of the Board, has consented to being named in this Proxy Statement and has indicated his willingness to serve if elected. If for any reason any nominee should become unable or unwilling to serve, the persons named as proxies may vote the proxy for the election of a substitute nominee. The members of the Board have no reason to believe that any nominee will be unable to serve.

Biographical and certain other information concerning NaviSite’s nominees for re-election to the Board, each of whom is presently serving as a member of the Board, is set forth below. Information with respect to the number of shares of Common Stock beneficially owned by each director, as of September 30, 2010, appears above in the section entitled “Security Ownership of Certain Beneficial Owners and Management.” No director or executive officer is related by blood, marriage or adoption to any other director or executive officer.

Nominees for Election to the Board

Andrew Ruhan, age 48, has served as Chairman of the Board of NaviSite since September 2002. Mr. Ruhan is also a managing director of Bridgehouse Capital, a London-based private equity investment advisory firm. From 2000 to 2003, Mr. Ruhan served as chief executive officer of ClearBlue Technologies, Inc., a managed service provider and a predecessor-in-interest to Atlantic, a holder of approximately 36.5% of the outstanding shares of Common Stock as of the Record Date. As NaviSite’s Chairman of the Board, Mr. Ruhan provides strong, visible leadership and steers NaviSite’s growth toward profitability and industry leadership. Mr. Ruhan has a strong background in property and telecommunications, with a highly successful history of entrepreneurship and business development in the commercial property sector. In addition, Mr. Ruhan has experience operating and building data centers in Europe.

Arthur P. Becker, age 60, has served as a director of NaviSite since September 2002. From February 2003 until March 1, 2010, Mr. Becker served as NaviSite’s President and from February 2003 until August 15, 2010, he served as NaviSite’s Chief Executive Officer. From 2000 to 2003, Mr. Becker served as vice chairman and a director of ClearBlue Technologies, Inc., a predecessor-in-interest to Atlantic. Mr. Becker is also a co-founder of Atlantic, a holder of approximately 36.5% of the outstanding shares of Common Stock as of the Record Date. Since 1999, Mr. Becker has been the managing member of Madison, an investment fund that is focused on technology and telecommunications companies. Madison is a managing member of Atlantic. Mr. Becker brings to the Board experience as founder and managing member of several technology and investment companies, including Impower, a London-based provider of technology consulting services to government; Advance Partners, LLC, which provided financial advisory services to Cendent Corporation and Global Switch in the United Kingdom. In addition, Mr. Becker’s executive role at NaviSite provides him a deep knowledge of NaviSite and its senior management team and he has been personally involved in the strategy, financing and acquisition activities of NaviSite.

James Dennedy, age 45, has served as a director of NaviSite since January 2003. Since April 2008 Mr. Dennedy has been a principal and chief investment officer of Arcadia Capital Advisors, LLC, a capital management and advisory services company. From September 2007 until April 2008, Mr. Dennedy was managing partner of Hamilton-Madison Group, LLC, a capital management and corporate development company. From November 2004 until August 2007, Mr. Dennedy was the president and chief executive officer of Engyro Corporation, an enterprise systems and network management company. From September 2003 until November 2004, Mr. Dennedy served as a managing partner of Mitchell-Wright, LLC, a technology buy-out and investment company. Mr. Dennedy is also a director of Agilysys, Inc. Mr. Dennedy previously served as a director of I-Manny, Inc. and Entrust, Inc. Mr. Dennedy has more than twenty years of leadership experience in corporate development, corporate finance with public and private companies in the United States and Europe, and strategic direction. Mr. Dennedy also previously served on the board of directors of Abridean, Inc., an enterprise software company providing software provisioning and identity management solutions. Mr. Dennedy’s contributions are complemented by his experience serving as an outside director of multiple public companies, including serving on such companies’ audit, corporate governance, nominating and compensation committees.

Thomas R. Evans, age 56, has served as a director of NaviSite since October 2003. Since June 2004 Mr. Evans has been the chief executive officer and president of Bankrate, Inc., an Internet-based consumer banking marketplace. Mr. Evans also serves on the board of directors of Bankrate, Inc. From September 2002 to June 2004, Mr. Evans was a private investor and consultant. From August 1999 to August 2002, Mr. Evans served as the chief executive officer and chairman of the board of Official Payments Corp. Mr. Evans is also a director of FutureFuel Corp. Mr. Evans brings to the Board extensive leadership and financial experience through his service in executive leadership roles in global organizations. Mr. Evans’ contributions are complemented by his experience serving as an outside director of a public company, including such company’s audit and compensation committees.

Larry Schwartz, age 47, has served as a director of NaviSite since May 2003. Since 2004 Mr. Schwartz has been a managing director of The Wenham Group, a private equity investment advisory firm, which he co-founded in 2004. Prior to 2004, Mr. Schwartz was a senior vice president and chief restructuring officer for

Genuity Inc., where Mr. Schwartz also served as a member of Genuity’s senior management committee. Prior to joining Genuity, Mr. Schwartz was a partner with Choate Hall & Stewart, where he specialized in mergers, acquisitions, buyouts and venture capital transactions. Mr. Schwartz has served as a director of Global Marine Systems, Ltd., Bridgehouse Marine, Ltd., International Cableships PTE. Ltd. and Green Mountain Logic, Inc. Mr. Schwartz brings to the Board extensive leadership experience, having served in a senior management position at Genuity, prior board experience with other property, plant and equipment-intensive, business-to-business and service companies and legal and corporate governance expertise as a former partner in a leading law firm advising companies in related industries.

The Board recommends a vote FOR the re-election of the above-named nominees as directors of NaviSite.

PROPOSAL NO. 2

Ratification of Selection of Independent
Registered Public Accounting Firm

The audit committee of the Board of NaviSite (the “Audit Committee”) has selected KPMG LLP as NaviSite’s independent registered public accounting firm to audit NaviSite’s financial statements for the fiscal year ending July 31, 2011. KPMG LLP has audited the financial statements of NaviSite for each fiscal year since NaviSite’s inception. If the stockholders do not ratify the selection of KPMG LLP as NaviSite’s independent registered public accounting firm, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in NaviSite’s and its stockholders’ best interests. A representative of KPMG LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.

The Board recommends a vote FOR the ratification of the selection of KPMG LLP as NaviSite’s independent registered public accounting firm for the fiscal year ending July 31, 2011.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of Members of the Board

The Board has determined that each of Messrs. James Dennedy, Thomas Evans and Larry Schwartz, constituting a majority of the directors of NaviSite, is an “independent director” as defined in the rules of The NASDAQ Stock Market, and none of Messrs. Dennedy, Evans and Schwartz has a material relationship with NaviSite other than by virtue of his service on the Board.

Board and Committee Meetings

The Board held 6 meetings during the fiscal year ended July 31, 2010 (“fiscal 2010”). Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of the committees on which he served. NaviSite strongly encourages all directors to attend the annual meeting of stockholders. All members of the Board attended the 2009 Annual Meeting of Stockholders.

Board Leadership Structure

Since NaviSite’s initial public offering in 1999, the offices of Chairman of the Board and Chief Executive Officer have been separate. Andrew Ruhan has served as Chairman of the Board since 2002. The Board does not have a policy on whether the offices of Chairman and Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman should be selected from among the independent directors or should be an employee of the Company. Currently, the Chief Executive Officer is not a member of the Board.

Committees of the Board

The Board has designated two principal standing committees, the Audit Committee and the Governance, Nominating and Compensation Committee (the “GNC Committee”). The current members of the Audit Committee and the GNC Committee are identified in the following table:

Name	Audit Committee	GNC Committee

James Dennedy	Chair	X
Thomas R. Evans	X	X
Larry Schwartz	X	Chair

Audit Committee

The Board has a standing Audit Committee established in accordance with Section 3(a)(58)A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee assists the Board in fulfilling its responsibilities to stockholders concerning NaviSite’s financial reporting and internal controls. The Audit Committee facilitates open communication among the Audit Committee, Board, NaviSite’s independent registered public accounting firm and management. The Audit Committee discusses with management and NaviSite’s independent registered public accounting firm the financial information developed by NaviSite, NaviSite’s systems of internal controls and NaviSite’s audit process. The Audit Committee is solely and directly responsible for appointing, evaluating, retaining, and, where necessary, terminating the engagement of NaviSite’s independent registered public accounting firm. The independent registered public accounting firm meets with the Audit Committee (both with and without the presence of NaviSite’s management) to review and discuss various matters pertaining to the audit, including NaviSite’s financial statements, the report of the independent registered public accounting firm on the results, scope and terms of their work, and their recommendations concerning the financial practices, controls, procedures and policies employed by NaviSite.

The Audit Committee pre-approves all audit services to be provided to NaviSite by the principal auditor and all other services (including reviewing, attestation and non-audit services) to be provided to NaviSite by the independent registered public accounting firm.

The Audit Committee is charged with establishing procedures for (i) the receipt, retention and treatment of complaints received by NaviSite regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of NaviSite of concerns regarding questionable accounting or auditing matters. The Audit Committee reviews all related party transactions on an ongoing basis, and all such transactions must be approved by the Audit Committee. The Audit Committee is authorized, without further action by the Board, to engage independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. The Board has adopted a written charter for the Audit Committee, a copy of which is available on NaviSite’s website, www.navisite.com.

The Board has determined that all of the members of the Audit Committee are independent (as defined under the rules of The NASDAQ Stock Market), and that the Audit Committee members meet the independence requirements contemplated by Rule 10A-3 under the Exchange Act. The Board has determined that James Dennedy is an “audit committee financial expert” (as defined in Item 407(d)(5) of Regulation S-K). During fiscal 2010, the Audit Committee held 5 meetings.

GNC Committee

The GNC Committee assists the Board in fulfilling its responsibilities relating to (i) compensation of NaviSite’s executive officers, (ii) the director nomination process and (iii) reviewing NaviSite’s compliance with NASDAQ and SEC corporate governance requirements. The Board has adopted a written charter for the GNC Committee, a copy of which is available on NaviSite’s website, www.navisite.com. The Board has determined that all of the members of the GNC Committee are independent (as defined under the rules of The NASDAQ Stock Market). During fiscal 2010, the GNC Committee held 8 meetings.

The GNC Committee determines salaries, incentives and other forms of compensation for the Chief Executive Officer and the executive officers of NaviSite and reviews and makes recommendations to the Board with respect to director compensation. In addition, the GNC Committee administers NaviSite’s stock incentive compensation and equity-based plans.

The GNC Committee annually reviews and approves the compensation of all of our executive officers. In its review, the GNC Committee assesses the competitiveness of our executive compensation program by comparing our pay practices with those of other companies whose business and financial condition are similar to that of NaviSite’s. In determining individual salaries and bonuses, the GNC Committee considers overall corporate performance, business unit performance, individual performance and an individual’s historical salary and bonus levels.

The GNC Committee adopted a written Policy Regarding Compensation of Executive Officers (the “Compensation Policy”) in 2007. Under the Compensation Policy, the aggregate compensation of our executive officers, including annual base salary, target bonus and long-term incentive compensation, is reviewed by the GNC Committee annually.

In July 2007, the GNC Committee retained DolmatConnell & Partners as an independent advisor reporting to the GNC Committee on executive compensation matters. DolmatConnell & Partners was engaged to complete a competitive analysis of NaviSite’s executive compensation program and to provide an update to the executive compensation analysis in the fiscal years ended July 31, 2009 and July 31, 2010. DolmatConnell & Partners provided an executive and Board compensation analysis, developed an appropriate data source for comparative purposes, presented market competitive long-term incentive stock grant practices, reviewed stock ownership guidelines and alternatives to stock granting practices, developed long-term incentive strategies and developed allocation guidelines in fiscal 2009. In fiscal 2010, DolmatConnell & Partners provided an update to the executive compensation analysis, reviewed all of the elements of compensation and provided recommendations to the GNC Committee on each element of compensation. NaviSite has not retained DolmatConnell & Partners to provide any other services to NaviSite.

The GNC Committee makes all determinations affecting the compensation for our executive officers, including our Chief Executive Officer, or CEO. The GNC Committee receives our CEO’s recommendations with respect to all components of our executive officers’ compensation, other than the CEO’s compensation. The GNC Committee expressly retains the right to exercise its discretion in modifying any adjustments or awards recommended by the CEO. In the case of our CEO’s compensation, the GNC Committee conducts its own evaluation of his performance and does not request any recommendation from our CEO regarding his compensation. Ultimately, the GNC Committee reserves to itself discretion with respect to all compensation of our executive officers.

The GNC Committee makes recommendations to the Board concerning all facets of the director nominee selection process. Generally, the GNC Committee identifies candidates for director nominees in consultation with management and the independent members of the Board, through the use of search firms or other advisers, through the recommendations submitted by stockholders or through such other methods as the GNC Committee deems to be helpful to identify candidates. Once candidates have been identified, the GNC Committee confirms that the candidates meet the qualifications for director nominees established by the Board. The GNC Committee may gather information about the candidates through interviews, questionnaires, background checks, or any other means that the GNC Committee deems to be helpful in the evaluation process. The GNC Committee meets to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Upon selection of a qualified candidate, the GNC Committee would recommend the candidate for consideration by the full Board.

In considering whether to include any particular candidate in the Board’s slate of recommended director nominees, the Board will consider the candidate’s integrity, education, business acumen, knowledge of NaviSite’s business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Board does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. NaviSite believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The GNC Committee will consider director candidates who are recommended by the stockholders of NaviSite. Such recommendation for nomination must be in writing and include the following:

•	the name and address of the stockholder making the recommendation;

•	the number of shares of Common Stock that such stockholder owns beneficially and holds of record;

•	the name and address of the individual recommended for consideration as a director nominee;

•	the principal occupation and experience of the director nominee;

•	the total number of shares of Common Stock that the stockholder making the recommendation will vote for the director nominee; and

•	a written statement from the stockholder making the recommendation stating whether the director nominee has indicated his or her willingness to serve if elected and why such recommended candidate would be able to fulfill the duties of a director.

Nominations must be sent to by U.S. mail, courier or expedited delivery service to NaviSite, Inc., 400 Minuteman Road, Andover, Massachusetts 01810, Attn: Chairman, GNC Committee. The chairman of the GNC Committee will then provide the nomination to the GNC Committee for consideration. Assuming that the required material has been provided on a timely basis, the GNC Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Diversity

Diversity has always been very important to us. Although we have no formal separate written diversity policy, pursuant to our Policy Governing Director Nominations and Stockholder-Board Communications, diversity is one of the factors used in the assessment of appropriate skills and characteristics of the members of and nominees to the Board.

Our Board’s Role in Risk Oversight

Our Board administers its risk oversight function directly and through both its Audit Committee and GNC Committee. The Board and each of these Committees regularly discuss with management our major risk exposures, their potential financial impact on NaviSite, and the steps we take to manage them.

Stockholder Communications with the Board

Stockholders may communicate with the Board by sending written communications to the Board or any individual member of the Board to the following address: Board, c/o Assistant Secretary, NaviSite, Inc., 400 Minuteman Road, Andover, Massachusetts 01810. The Assistant Secretary will forward all such correspondence accordingly, except for mass mailings, job inquiries, surveys, business solicitations or advertisements, personal grievances, matters as to which NaviSite tends to receive repetitive or duplicative communications, or patently offensive or otherwise inappropriate material.

MANAGEMENT

Officers are appointed annually by the Board and serve at the discretion of the Board. Set forth below is information regarding the current executive officers of NaviSite.

Name	Age	Position

R. Brooks Borcherding	43	President and Chief Executive Officer
James W. Pluntze	49	Chief Financial Officer and Treasurer
Claudine Bianchi	46	Chief Marketing Officer
Mark Clayman	41	Senior Vice President of Enterprise Sales
Denis Martin	52	Executive Vice President and Chief Technology Officer
Sumeet Sabharwal	37	Senior Vice President of Global Delivery
Rathin Sinha	52	President of America’s Job Exchange, Inc., a NaviSite subsidiary

R. Brooks Borcherding has served as our President since March 1, 2010 and as our Chief Executive Officer since August 15, 2010. From April 2009 to March 1, 2010, Mr. Borcherding served as our Senior Vice President of Sales and Chief Revenue Officer of NaviSite. From April 2007 through April 2009, Mr. Borcherding served as the Director of Strategy, Planning and Operations of Cisco Systems, Inc., where he was responsible for strategy, planning, business development and sales operations for its Enterprise East division with a focus on driving revenue. From March 2005 through April 2007, Mr. Borcherding served as a practice leader of unified communications at Cisco Systems, Inc. From August 2004 through March 2005, Mr. Borcherding served as the Global Solutions Director of Avaya Inc., a global leader in business communications.

James W. Pluntze has served as our Chief Financial Officer and Treasurer since January 2007. Mr. Pluntze first joined NaviSite in 2002 as a director and as the Chairman of the Audit Committee. From March 2003 until May 2005, Mr. Pluntze served as our acting Chief Financial Officer of NaviSite and from May 2005 until January 2007, Mr. Pluntze served as our Senior Vice President of Finance.

Claudine Bianchi has served as our Chief Marketing Officer since December 2009, which is when Ms. Bianchi first joined NaviSite. From 2004 to 2009, Ms. Bianchi was Vice President of Marketing at MetaCarta, a pioneer in the burgeoning geo-web space, whose technology allows content to be geographically referenced and searched using a map as a filter, where she worked extensively with brand leaders like National Geographic and helped propel MetaCarta’s business in the public sector, publishing and energy markets. MetaCarta was acquired by Nokia. Prior to MetaCarta, from 2000 to 2004, Ms. Bianchi was Vice President of Marketing at eCopy, a leader in document distribution and enterprise content management solutions which was recently acquired by Nuance. While at eCopy, Ms. Bianchi worked closely with Canon USA to build eCopy’s brand and leverage eCopy as a differentiator for the Canon Enterprise Sales organization.

Mark Clayman has served as our Senior Vice President of Enterprise Sales since August 2009. Mr. Clayman first joined NaviSite in June 2004 as Vice President of Hosting and Chief Information Officer through the acquisition of Surebridge, Inc. From June 2004 through June 2006, Mr. Clayman served as our Senior Vice President of Hosting Services. From June 1999 through June 2004, Mr. Clayman served as a Vice President and Chief Information Officer of Surebridge, Inc., a leading application outsourcer.

Denis Martin has served as our Executive Vice President and Chief Technology Officer since 2008. Mr. Martin first joined NaviSite in 2002 as our Senior Vice President of Corporate Development. Prior to joining NaviSite, Mr. Martin managed the national hosting and application services organization for Applied Theory, Inc. As a co-founder of Applied Theory, Inc., he was instrumental in the development of the company’s managed service offering by combining traditional hosting services with application development, integration and support services.

Sumeet Sabharwal has served as our Senior Vice President of Global Delivery since July 4, 2005. Mr. Sabharwal first joined NaviSite in September 2004 as Vice President of Global Delivery. From November 2003 through September 2004, Mr. Sabharwal was Vice President and Managing Director at

Intrasphere Technologies, a leading consulting firm that provides business-focused services and solutions to life sciences organizations, where he led their global delivery operations.

Rathin Sinha has served as President of America’s Job Exchange, Inc., a wholly-owned subsidiary of NaviSite, since September 1, 2009. Mr. Sinha first joined NaviSite in May 2007 as a Senior Vice President and our Chief Marketing Officer. From September 2003 through May 2007, Mr. Sinha was an employee of Monster.com, where he initially served as a Vice President of Business Development and then served as the General Manager of the eCommerce division of Monster.com, where he built and expanded the direct to customer channel.

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning fiscal 2010 and fiscal 2009 compensation of our Named Executive Officers.

In accordance with new SEC disclosure requirements, the amounts in the “Stock Awards” and “Option Awards” columns reflect the grant date fair values of awards made in each such year. The amounts in such columns and the “Total” column for fiscal 2009 have been recalculated to conform to the current requirements and will not match the proxy statements for prior years, which disclosed the value of the equity awards based on accounting expense recognized by the Company during fiscal 2009.

SUMMARY COMPENSATION TABLE

					Non-Equity
			Stock	Option	Incentive	All Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(1)(2)	($)(3)	($)	($)

Arthur P. Becker(4)	2010	350,000	—	167,860	254,625	—	772,485
Former Chief Executive Officer	2009	350,000	—	—	186,900	—	536,900
R. Brooks Borcherding(5)	2010	243,269	—	125,895	200,417	—	569,581
President and Chief Executive Officer
James W. Pluntze	2010	243,000	—	83,930	105,483	—	432,413
Chief Financial Officer and Treasurer	2009	243,000	—	—	77,143	—	320,143
Mark Zingale(6)	2010	106,154	—	142,540	—	186,245 (7)	434,939
Former General Counsel

(1)	The amounts shown in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, not the actual amounts paid to or realized by the Named Executed Officers during fiscal 2010 and fiscal 2009. FASB ASC Topic 718 fair value amount as of the grant date for stock awards and stock options generally is spread over the number of months of service required for the grant to vest. An explanation of the vesting of restricted stock awards and options awards, as well as the methodology for performance-based restricted stock payouts, is discussed in the footnotes to the “Outstanding Equity Awards at 2010 Fiscal Year End” table below.

(2)	The fair value of each stock option award is estimated as of the date of grant using the Black-Scholes valuation model. Additional information regarding the assumptions used to estimate the fair value of all stock options awards is included in Note 15 to Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2010.

(3)	Amounts in fiscal 2010 were earned under our FY 2010 Executive Management Bonus Program. See “FY 2010 Executive Management Bonus Program” below for a discussion of such program. Except as described below, payments are generally made in October of each year, after the GNC Committee determines whether the performance objectives for the previous plan year have been achieved. Amounts in fiscal 2009 were earned under our FY 2009 Executive Management Bonus Program.

(4)	Mr. Becker resigned as Chief Executive Officer on August 15, 2010.

(5)	Mr. Borcherding was promoted to President on March 1, 2010 and to Chief Executive Officer on August 15, 2010. In connection with Mr. Borcherding’s promotion to President, the GNC Committee increased his annual base salary from $200,000 to $290,000.

(6)	Mr. Zingale began his employment on August 31, 2009 and resigned effective February 5, 2010.

(7)	Includes $120,000 of severance payments, $39,112 of earned bonus payments pursuant to his severance agreement described under “Employment Agreements of Named Executive Officers” below, $4,278 for payment of unused vacation upon Mr. Zingale’s resignation and $22,855, which amount represents the actual amount realized by Mr. Zingale relating to stock options exercised during fiscal 2010.

FY 2010 Executive Management Bonus Program

On September 17, 2009, the GNC Committee established our FY 2010 Executive Management Bonus Program (“2010 MBP”), creating target cash bonuses for fiscal 2010 for the Named Executive Officers and other senior executives of NaviSite.

The award of a cash bonus to any Named Executive Officer or senior executive pursuant to the 2010 MBP was subject to the achievement of certain targets for fiscal 2010, including consolidated revenue, bookings and EBITDA for NaviSite and individual performance objectives. EBITDA, for purposes of this bonus program was defined as earnings before interest, taxes, depreciation and amortization, excluding impairment costs, stock-based compensation, severance, costs related to discontinued operations, and other non-operational charges (“Adjusted EBITDA”).

The bonus which would be made if the targets were met, for the Named Executive Officers, is set forth below:

Name	Target Bonus

Arthur P. Becker	$262,500
R. Brooks Borcherding	$235,000
James W. Pluntze	$106,920

For Messrs. Becker and Pluntze, there was one financial target upon which the 2010 MBP was based: the achievement of $31,893,000 of Adjusted EBITDA (the “Target”), in fiscal 2010. For Mr. Becker, 100% of his bonus target was dependent on meeting the Target. For Mr. Pluntze 75% of his bonus target was based on meeting the Target, and 25% was based on meeting individual business objectives, which were (i) providing support on potential asset sales, (ii) developing and implementing a plan for the migration of certain general and administrative activities to India and (iii) refining the monthly reporting process.

The 2010 MBP was structured so that Messrs. Becker and Pluntze only earned cash bonuses if NaviSite’s Adjusted EBITDA was at least 75% of the Target. If NaviSite’s Adjusted EBITDA was 75% of the Target, then Messrs. Becker and Pluntze would earn a cash bonus equal to 70% of the portion earned based on meeting the Target, plus the portion earned based on meeting individual business objectives, as applicable. The bonus targets would be earned in full only upon 100% achievement of the Target. Between triggering the earning of the cash bonus at the threshold percentage of 75% and the 100% achievement of the Target, the cash bonus earned would be paid in a linear relationship to the achievement of the Target.

For Mr. Borcherding, the terms of his bonus target were initially set forth in his employment offer letter dated March 27, 2009 and were affirmed by the GNC Committee on September 17, 2009. For the first half of fiscal 2010, 100% of Mr. Borcherding’s bonus target, which was set at $325,000, was dependent on achieving new monthly recurring revenue bookings at a rate of $1 million per quarter. Mr. Borcherding received his bonus quarterly but it was measured on a year-to-date basis for the calculation of on-target earnings. Mr. Borcherding received a pro-rated bonus for performance both below and above his target achievement.

In connection with Mr. Borcherding’s promotion to President and increase in his base salary on March 1, 2010, the GNC Committee amended his bonus target and financial targets, effective as of January 31, 2010. Therefore, for the second half of fiscal 2010, Mr. Borcherding’s bonus target was reduced from $325,000 to $235,000 and 50% of his bonus target was based on meeting the Target and 50% was based on achieving new monthly recurring revenue bookings at a rate of $894,000 for the fiscal third quarter and $946,000 for the fiscal fourth quarter. For Mr. Borcherding, if NaviSite’s Adjusted EBITDA was 75% of the Target, he would earn a cash bonus equal to 70% of the portion earned based on meeting the Target. Between triggering the earning of the cash bonus at the threshold percentage of 75% and the 100% achievement of the Target, the cash bonus earned would be paid in a linear relationship to the achievement of the Target. For the portion based on achieving new monthly recurring revenue bookings, Mr. Borcherding continued to receive any bonus earned on such portion quarterly and was eligible to receive a pro-rated bonus for performance both below and above his target achievement.

Mr. Zingale also had a target bonus set under the 2010 MBP but his severance agreement as described in “Employment Agreements of Named Executive Officers” below superseded the 2010 MBP as applicable to him.

Employment Agreements of Named Executive Officers

We do not have agreements with any of the Named Executive Officers which guarantee employment for a set term, and accordingly, all of the Named Executive Officers are employees at will. We have entered into certain separation agreements with our Named Executive Officers, as discussed in “Potential Payments Upon Termination or Change-In-Control” below.

We have entered into an indemnification agreement with each of our Named Executive Officers pursuant to which he will be indemnified by us, subject to certain limitations, for any liabilities incurred by him in connection with his role as an officer of NaviSite.

Arthur P. Becker

We entered into an employment agreement with Arthur P. Becker as of February 21, 2003, pursuant to which he was employed as our chief executive officer and president. His agreement was for a continuous term but could be terminated by either party at any time. The employment agreement set forth Mr. Becker’s initial compensation terms. On August 15, 2010, Mr. Becker resigned from NaviSite and entered into a separation agreement with NaviSite on September 21, 2010.

Under the separation agreement, Mr. Becker, in exchange for signing a general release of claims in favor of NaviSite and certain of its affiliates, became entitled to: (i) severance payments totaling $175,000 in equal installments over six months, representing six months of base salary as of the time of his resignation ($350,000); (ii) $254,625, which amount represents unpaid bonus from the 2010 MBP, which is reflected in the “Summary Compensation Table” above as it was earned in fiscal 2010; (iii) $10,788, which amount represents bonus payment equal to his target bonus for NaviSite’s current fiscal year, pro-rated to the last date of employment; (iv) COBRA payments for up to six months; (v) assignment of NaviSite’s office lease for certain premises located at 654 Madison Avenue, New York, New York (the “Lease”); (vi) a payment to landlord under the Lease of $77,216, which amount represents half of the base rent due under such Lease for the period from September 1, 2010 through August 31, 2011; and (vii) an amendment to his stock options and restricted stock grants to provide that, for so long as he remains a member of the Board of NaviSite, the awards shall continue to vest and remain exercisable as if his employment were continuing.

R. Brooks Borcherding and James W. Pluntze

We entered into employment offer letters with each of R. Brooks Borcherding and James W. Pluntze when they commenced their employment with NaviSite. These letters generally set forth initial base salary, target bonus and other compensatory matters, such as initial equity grants.

In connection with Mr. Borcherding’s promotion to President on March 1, 2010, the GNC Committee increased his annual salary from $200,000 to $290,000. On September 12, 2010, the GNC Committee increased (i) Mr. Borcherding’s base salary to $320,000 in connection with his appointment as Chief Executive Officer and (ii) Mr. Pluntze’s base salary to $275,000 in light of new responsibilities he assumed.

Mark Zingale

On February 5, 2010, Mr. Zingale resigned from NaviSite and entered into a separation agreement with NaviSite as of February 5, 2010. Under the separation agreement, Mr. Zingale, in exchange for signing a general release of claims in favor of NaviSite and certain of its affiliates, received: (i) severance payments totaling $120,000 in equal installments over six months, representing six months of base salary at the time of his resignation ($240,000); (ii) bonus payments totaling $39,112; (iii) COBRA payments for up to six months; and (iv) an amendment to his stock option to accelerate the vesting of 25% of such option.

The following table details unexercised options and restricted shares that have not vested for each of the Named Executive Officers as of July 31, 2010.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR END

	Option Awards				Stock Awards
					Number of	Market Value		Equity Incentive
	Number of	Number of			Shares or	of Shares or	Equity Incentive	Plan Awards: Market
	Securities	Securities			Units of	Units of	Plan Awards: Number	or Payout Value of
	Underlying	Underlying	Option		Stock That	Stock That	of Unearned Shares,	Unearned Shares,
	Unexercised	Unexercised	Exercise	Option	Have Not	Have Not	Units or Other	Units or Other
	Options (#)	Options (#)	Price	Expiration	Vested	Vested	Rights That Have	Rights That Have
Name	Exercisable	Unexercisable(1)	($)	Date	(#)	($)(2)	Not Vested (#)(3)	Not Vested ($)(2)(3)

Arthur P. Becker	40,000	—	2.55	7/9/2013	43,880 (4)	125,497	92,333	264,072
	60,000	—	2.55	7/10/2013
	400,000	—	5.41	1/30/2014
	500,000	—	1.58	3/31/2015
	103,125	—	1.48	2/17/2016
	—	100,000	2.48	6/14/2020
R. Brooks Borcherding	—	75,000	2.48	6/14/2020	112,500 (5)	321,750	—	—
James W. Pluntze	40,000	—	2.55	7/9/2013	20,250 (6)	57,915	40,000	114,400
	40,000	—	2.55	7/10/2013
	3,125	—	2.55	1/30/2014
	16,875	—	2.55	9/20/2014
	80,000	—	1.58	3/31/2015
	22,500	—	1.45	2/23/2016
	75,000	—	4.14	11/27/2016
	—	50,000	2.48	6/14/2020
Mark Zingale(7)	—	—	—	—	—	—	—	—

(1)	Stock option vesting and becoming exercisable with respect to 25% on the six month anniversary of the date of grant (June 15, 2010) and the remainder in 36 equal monthly installments thereafter.

(2)	Based on the fair market value of our Common Stock on July 31, 2010 ($2.86 per share).

(3)	Represents potential threshold vesting of performance-based restricted stock, which was awarded on July 22, 2008. The restrictions lapse as follows (i) for the first 1/3 of the shares, 50% vests upon NaviSite exceeding a market capitalization of $182,330,695 for 20 consecutive trading days and, so long as the employee remains employed by NaviSite, the remaining 50% of such 1/3 vests on the one year anniversary thereafter, (ii) for the second 1/3 of the shares, 50% vests upon NaviSite exceeding a market capitalization of $232,330,695 for 20 consecutive trading days, and so long as the employee remains employed by NaviSite, the remaining 50% of such 1/3 vests on the one year anniversary thereafter, and (iii) for the final 1/3 of the shares, 50% vests upon NaviSite exceeding a market capitalization of $282,330,695 for 20 consecutive trading days and, so long as the employee remains employed by NaviSite, the remaining 50% of such 1/3 vests on the one year anniversary thereafter. In the event there is a change of control, which results in a market capitalization: (x) exceeding $182,330,695, then 100% of the first 1/3 of the shares will vest immediately, so long as the employee remains employed by NaviSite as of such date, with the remainder of the shares being forfeited; (y) exceeding $232,330,695, then 100% of the first and second 1/3 of the shares will vest immediately, so long as the employee remains employed by NaviSite as of such date, with the remainder of the shares being forfeited; or (z) exceeding $282,330,695, then 100% of all of the shares will vest immediately, so long as the employee remains employed by NaviSite as of such date. The performance objectives have not been achieved. If the performance objectives are not achieved by the tenth anniversary of the date of grant, any unvested portion of such shares of performance-based restricted stock will immediately forfeit to NaviSite.

(4)	Restricted stock award vesting with respect to 43,880 shares on August 21, 2010.

(5)	Restricted stock award vesting with respect to approximately 4,166 shares each month beginning on August 13, 2010 and ending on October 13, 2012.

(6)	Restricted stock award vesting with respect to 20,250 shares on August 21, 2010.

(7)	Mr. Zingale resigned from NaviSite effective February 5, 2010. Per an arrangement with NaviSite, NaviSite accelerated the vesting of 25% of his option to purchase 100,000 shares of our Common Stock; the remaining 75% of such option was forfeited to NaviSite on February 5, 2010. Mr. Zingale exercised his option to purchase 25,000 shares prior to the end of fiscal 2010.

Potential Payments Upon Termination or Change-in-Control

Arthur P. Becker and Mark Zingale

Messrs. Becker and Zingale have each resigned from NaviSite, effective as of August 15, 2010 and February 5, 2010, respectively. Each of Messrs. Becker and Zingale entered into separation agreements with NaviSite upon their resignation, the details of which are described above under “Employment Agreements of Named Executive Officers.”

R. Brooks Borcherding and James W. Pluntze

On July 31, 2007, we entered into a Separation Agreement with Mr. Pluntze and on April 13, 2009, we entered into a Separation Agreement with Mr. Borcherding (together, as amended to date, the “Executive Separation Agreements”). Each Executive Separation Agreement provides that if Mr. Borcherding’s or Mr. Pluntze’s employment is terminated by us other than for Cause (as defined below), Disability (as defined below) or death, or by Mr. Borcherding or Mr. Pluntze for Good Reason (as defined below) following a Change of Control (as defined below), then we shall be obligated to pay Mr. Borcherding or Mr. Pluntze: (i) as severance his annual base salary in effect on the date of termination for a period of twelve months for Mr. Borcherding and for a period of six months for Mr. Pluntze; (ii) a lump sum bonus payment equal to his target bonus for the current fiscal year pro rated to the date of termination; (iii) any unpaid bonus from the prior fiscal year; (iv) all legal fees and expenses incurred by Mr. Borcherding or Mr. Pluntze in seeking to obtain or enforce any right provided by the Executive Separation Agreement; and (v) reimbursement for COBRA payments for health and welfare benefits continuation if he elects COBRA coverage for a period of six months. Mr. Borcherding will not be entitled to the foregoing benefits if an equivalent benefit is received by him from another employer during the twelve month period following his termination. Mr. Pluntze will not be entitled to the foregoing benefits if an equivalent benefit is received by him from another employer during the six month period following his termination.

The Executive Separation Agreements also provides that following a Change of Control (as defined below) of NaviSite, all options and shares of restricted stock issued to Mr. Borcherding or Mr. Pluntze under our Amended and Restated 2003 Stock Incentive Plan or any other NaviSite stock incentive plan will become exercisable and vested in full on the date of the Change of Control. However, the shares of performance-based restricted stock granted to Mr. Pluntze on July 22, 2008 are not subject to any separation or change of control agreement NaviSite currently has in place with Mr. Pluntze and will not accelerate in accordance with the provisions of any such separation or change of control agreement. The Executive Separation Agreements are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

Our obligation to provide the forgoing benefits is subject to the effectiveness of a general waiver and release from Mr. Borcherding or Mr. Pluntze in favor of us, our directors, officers, employees, representatives, agents and affiliates in a form satisfactory to us.

Definitions

“Cause” means (i) an intentional act of fraud, embezzlement or theft in connection with the executive officer’s duties to NaviSite or in the course of the executive officer’s employment with NaviSite, (ii) his willful engaging in gross misconduct which is demonstrably and materially injurious to NaviSite, (iii) his willful and continued failure to perform substantially his duties with NaviSite or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), which such failure is not cured within five (5) days after a written demand for substantial performance is delivered to the executive officer by NaviSite which specifically identifies the manner in which NaviSite believes that the executive officer has not substantially performed his duties. For purposes of this definition, no act or failure to act on the executive officer’s part shall be deemed “willful” unless done or omitted to be done by the executive officer not in good faith and without reasonable belief that his action or omission was in the best interest of NaviSite.

“Change of Control” means the first to occur of any of the following:

(A) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of NaviSite if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of Common Stock of NaviSite (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of NaviSite entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), any acquisition directly from NaviSite shall not constitute a Change of Control; or

(B) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of a successor corporation to NaviSite), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of the separation agreement by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(C) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving NaviSite or a sale or other disposition of all or substantially all of the assets of NaviSite (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of Common Stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns NaviSite or substantially all of NaviSite’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by NaviSite or by the Acquiring Corporation) beneficially owns, directly or indirectly, 40% or more of the then-outstanding shares of Common Stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(D) the liquidation or dissolution of NaviSite.

“Disability” shall be deemed to have occurred if, as a result of incapacity due to physical or mental illness, the executive officer shall have been absent from the full time performance of his duties with NaviSite for six (6) consecutive months and, within thirty (30) days after written notice of termination by reason of disability is given to the executive officer, the executive officer shall not have returned to the full time performance of his duties.

“Good Reason” means, without the executive officer’s express written consent, the occurrence after a Change of Control of NaviSite of any of the following circumstances unless, in the cases of paragraphs (i), (ii), (iii), (iv), (v) or (vi), such circumstances are fully corrected prior to the date of termination specified in the notice of termination given in respect thereof:

(i) any significant diminution in the executive officer’s position, duties, responsibilities, power, or office (not solely a change in title) as in effect immediately prior to a Change of Control (unless such changes are required and solely related to the reporting structures of an Acquiring Corporation);

(ii) any reduction, without the executive officer’s consent, in his annual base salary as in effect on the date of the separation agreement or as the same may be increased from time to time;

(iii) the failure by NaviSite to (i) continue in effect any material compensation or benefit plan in which the executive officer participates immediately prior to the Change of Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or (ii) continue the executive officer’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the executive officer’s participation relative to other participants, as existed at the time the Change of Control;

(iv) the failure by NaviSite to continue to provide the executive officer with benefits substantially similar to those enjoyed by him under any of NaviSite’s life insurance, medical, health and accident, or disability plans in which he was participating at the time of the Change of Control, the taking of any action by NaviSite which would directly or indirectly materially reduce any of such benefits, or the failure by NaviSite to provide the executive officer with the number of paid vacation days to which he is entitled on the basis of years of service with NaviSite in accordance with NaviSite’s normal vacation policy in effect at the time of the Change of Control;

(v) any requirement by NaviSite or of any person in control of NaviSite that the location at which the executive officer performs his principal duties for NaviSite be changed to a new location that is outside a radius of fifty (50) miles from his principal place of employment at the time of the Change of Control; or

(vi) the failure of NaviSite to obtain a reasonably satisfactory agreement from any successor to assume and agree to perform the separation agreement, as contemplated in the separation agreement;

(vii) In order to establish “Good Reason” for a termination, the executive officer must provide notice to NaviSite of the existence of the condition giving rise to the “Good Reason” within 90 days following the initial existence of the condition, and NaviSite has 30 days following receipt of such notice to remedy such condition.

The following table summarizes compensation paid to our non-employee directors during fiscal 2010.

DIRECTOR COMPENSATION FOR FISCAL 2010

	Fees Earned or
	Paid in Cash	Stock Awards	Total
Name	($)	($)(1)(2)	($)

James Dennedy(3)	78,500	31,028	109,528
Thomas R. Evans(4)	71,000	31,028	102,028
Andrew Ruhan(5)	51,000	31,028	82,028
Larry Schwartz(6)	83,500	31,028	114,528

(1)	The amounts shown in the “Stock Awards” column represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, not the actual amounts paid to or realized by the directors during fiscal 2010.

(2)	Restricted stock awards vest in equal monthly installments over a period of twelve months from the date of grant (December 15, 2009).

(3)	As of July 31, 2010, Mr. Dennedy held 6,566 unvested shares of restricted stock and options (vested) to purchase 115,000 shares of our Common Stock.

(4)	As of July 31, 2010, Mr. Evans held 6,566 unvested shares of restricted stock and options (vested) to purchase 95,000 shares of our Common Stock.

(5)	As of July 31, 2010, Mr. Ruhan held 6,566 unvested shares of restricted stock and options (vested) to purchase 80,000 shares of our Common Stock.

(6)	As of July 31, 2010, Mr. Schwartz held 6,566 unvested shares of restricted stock and options (vested) to purchase 115,000 shares of our Common Stock.

On August 10, 2007, based upon the recommendation of the GNC Committee, the Board adopted the NaviSite, Inc. Amended and Restated Director Compensation Plan (the “Plan”). The Plan provides that each independent director and the chairman of the Board shall be paid an annual fee of $36,000. In addition, the Plan provides that the chairman of the GNC Committee and the chairman of the Audit Committee shall each receive an additional annual fee of $15,000. Each member of the GNC Committee and the Audit Committee (other than the chair of each such committee) shall receive an additional annual fee of $7,500, and the chairman of the Board shall receive an additional annual fee of $15,000. All annual fees shall be payable in quarterly installments. The Plan also provides that upon initial election to the Board, each independent director and the chairman of the Board shall receive an initial grant of 31,500 shares of restricted Common Stock. The shares subject to the initial grant shall vest monthly over a period of thirty-six months. Upon re-election to the Board, each independent director and the chairman of the Board shall receive a grant of 15,750 shares of restricted Common Stock. The members of the Audit Committee and the GNC Committee, and the committee chairs, will not receive any additional shares of restricted Common Stock as a result of their membership on such committees or position as a chair of such committee. The shares of restricted Common Stock subject to the annual grant shall vest monthly over a period of twelve months. Upon a change in control of NaviSite, the shares subject to the initial grant and the annual grant shall become fully vested.

During fiscal 2010, Mr. Becker was not paid for his service on the Board. In accordance with the Plan, upon re-election to the Board, each of Messrs. Ruhan (chairman), Evans, Dennedy and Schwartz received a grant of 15,750 shares of restricted Common Stock on December 15, 2009. The shares of restricted stock vest monthly over a period of twelve months. In addition, under the Plan, we paid: (i) Mr. Dennedy $58,500 for his service as an independent director, chairman of the Audit Committee and as a member of the GNC Committee, (ii) Mr. Evans $51,000 for his service as an independent director, a member of the Audit Committee and a member of the GNC Committee, (iii) Mr. Schwartz $58,500 as an independent director, chairman of the GNC Committee and member of the Audit Committee and (iv) and Mr. Ruhan $51,000 as chairman of the Board. Messrs. Schwartz, Dennedy and Evans also served on a special committee in fiscal 2010 in which they evaluated possible transactions for NaviSite. Mr. Schwartz received $25,000 as chairman of this committee in fiscal 2010 and Messrs. Dennedy and Evans each received $20,000 for their service on this committee in fiscal 2010.

Apart from the arrangements discussed above, we do not pay any cash compensation to members of our Board for their services as members of the Board, although directors are reimbursed for their reasonable travel expenses incurred in connection with attending Board and committee meetings. Directors who are also NaviSite officers or employees are eligible to participate in the Amended and Restated 2003 Stock Incentive Plan.

Each member of the Board has entered into an indemnification agreement with us pursuant to which they will be indemnified by us, subject to certain limitations, for any liabilities incurred by them in connection with their role as directors of NaviSite.

ADDITIONAL INFORMATION

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual consolidated financial statements for fiscal 2010 and 2009, and fees billed for other services rendered by KPMG LLP.

	2010	2009

Audit Fees(1)	$704,800	$686,000
Audit-Related Fees(2)	—	—

Audit and Audit-Related Fees	704,800	686,000
Tax Fees(3)	150,000	78,000
All Other Fees(4)	—	—

Total Fees	$854,800	$764,000

(1)	Audit fees consisted principally of fees for the audit in accordance with the Standards of the Public Company Accounting Oversight Board (United States) and quarterly reviews of the consolidated financial statements. The audit fee for both fiscal years also includes fees for the review of NaviSite’s annual and quarterly reports, and consents included within NaviSite’s annual report.

(2)	NaviSite did not incur any audit-related fees during fiscal 2010 or fiscal 2009.

(3)	Tax fees consisted principally of fees for tax compliance, tax planning and tax advice, including a change of ownership analysis and a NOL study performed in fiscal 2010.

(4)	NaviSite did not incur any other fees during fiscal 2010 or fiscal 2009 for products and services provided by KPMG LLP other than those disclosed above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During fiscal 2010 and fiscal 2009, all services rendered by KPMG LLP to NaviSite were pre-approved by the Audit Committee.

Audit Committee Financial Expert

The Board has determined that James Dennedy is an “audit committee financial expert” (as defined in Item 407(d)(5) of Regulation S-K). Mr. Dennedy is independent as defined in applicable Nasdaq listing standards.

Audit Committee Report

The Audit Committee of the Board has reviewed and discussed NaviSite’s audited financial statements for fiscal 2010 with NaviSite’s management. The Audit Committee has discussed with KPMG LLP, NaviSite’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence. The Audit Committee also considered whether KPMG LLP’s provision of non-audit services to NaviSite is compatible with maintaining KPMG LLP’s independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board that the audited financial statements be included in NaviSite’s Annual Report on Form 10-K for fiscal 2010.

AUDIT COMMITTEE

James Dennedy, Chairman
Larry Schwartz
Thomas R. Evans

The information contained in the foregoing report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference into any of NaviSite’s previous or future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent specifically incorporated by reference into a document filed under the Securities Act or the Exchange Act.

Certain Relationships and Related Transactions

The Audit Committee has the following unwritten policies and procedures for the review and approval of related-party transactions. A “related-party transaction” is a transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding the lesser of $120,000 or one percent of the average of NaviSite’s total assets at year end for the last two completed fiscal years in which a “related person” or entity has a direct or indirect material interest). “Related persons” include NaviSite’s executive officers, directors, 5% or more beneficial owners of our Common Stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. When a potential related-party transaction is identified, management presents it to the Audit Committee to determine whether to approve or ratify it.

The Audit Committee reviews the material facts of any related-party transaction and either approves or disapproves of entering into the transaction. In the course of reviewing the related-party transaction, the Audit Committee considers whether (i) the transaction is fair and reasonable to NaviSite, (ii) under all of the circumstances the transaction is in, or not inconsistent with, NaviSite’s best interests, and (iii) the transaction will be on terms no less favorable to NaviSite than it could have obtained in an arms’-length transaction with an unrelated third party. If advance approval of a related-party transaction is not feasible, then the transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified by the Audit Committee. No director may participate in the approval of a transaction for which he or she is a related party.

When a related-party transaction is ongoing, any amendments or changes are reviewed and the transaction is reviewed annually for reasonableness and fairness to NaviSite.

ClearBlue Technologies (UK) Limited and Global Marine Systems

Beginning April 1, 2004, we entered into an outsourcing agreement with ClearBlue Technologies (UK) Limited (“ClearBlue”) whereby we provide certain management services as well as manage the day-to-day operations as required by ClearBlue’s customers’ contracts. We charge ClearBlue a monthly fee of £4,700, plus 20% of gross profit (gross profit is revenue collected from ClearBlue customers, less the monthly fee), but in the event such calculation is less than $0, 100% of the gross profit shall remain with ClearBlue. In addition, we provide hosting services for Global Marine Systems. During fiscal 2010 and fiscal 2009, we generated revenue of approximately $141,000 and $113,000, respectively, under these arrangements. ClearBlue and Global Marine Systems are controlled by Mr. Ruhan, the chairman of our Board.

Vera Wang

In fiscal 2010 and fiscal 2009, we performed professional and hosting services for Vera Wang, whose chief executive officer and owner is the spouse of Mr. Becker, our former chief executive officer and current Board member. During fiscal 2010 and fiscal 2009, revenue generated from Vera Wang was approximately $162,000 and $233,000, respectively.

Sentrum III Limited and Sentrum Services Limited

On February 4, 2008, one of our subsidiaries, NaviSite Europe Limited, entered into — and we guaranteed — a Lease Agreement (the “Lease”) for approximately 10,000 square feet of data-center space located in Watford, Hertfordshire, England, with Sentrum III Limited. The Lease has a 7-year term. NaviSite Europe Limited and NaviSite are also parties to a Services Agreement with Sentrum Services Limited for the provision of services within the data center. During fiscal 2010 and fiscal 2009, we paid $2.5 million and $2.4 million, respectively, under these arrangements. Mr. Ruhan, the chairman of our Board has a financial interest in each of Sentrum III Limited and Sentrum Services Limited.

Sentrum IV Limited

In November 2007 NaviSite Europe Limited entered into — and we guaranteed — a lease-option agreement for data-center space in Woking, Surrey, England with Sentrum IV Limited. As part of this lease-option agreement we made a fully refundable deposit of $5 million in order to secure the right to lease the space upon the completion of the building construction. In July 2008 the final lease agreement was completed for approximately 11,000 square feet of data-center space. Subsequent to July 31, 2008, the deposit was returned to us. Mr. Ruhan, the chairman of our Board has a financial interest in Sentrum IV Limited. In September 2009 the parties terminated this arrangement.

The Audit Committee approved or ratified each of the transactions mentioned above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Based solely upon review of copies of such reports, or other written representations from Reporting Persons, we believe that, during fiscal 2010, all Reporting Persons complied with all applicable requirements of Section 16(a) of the Exchange Act. There are no known failures to file a required Form 3, Form 4 or Form 5.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K (with the consolidated financial statements and all exhibits) for fiscal 2010 filed with the SEC may be accessed from the SEC’s website (www.sec.gov) or may be obtained without charge upon written request to NaviSite, Inc., 400 Minuteman Road, Andover, Massachusetts 01810, Attention: Investor Relations.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of our Proxy Statement, 2010 Annual Report or Notice of Internet Availability of Proxy Materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate copy of the Proxy Statement and 2010 Annual Report to any beneficial owner at a shared address to which a single copy of any of those documents was delivered if you write or call us at the following address or telephone number: Investor Relations Department, NaviSite, Inc., 400 Minuteman Road, Andover, Massachusetts 01810, telephone: (978) 682-8300. If you want to receive separate copies of the Proxy Statement, 2010 Annual Report or Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact NaviSite at the above address and telephone number.

Other Matters

The Board does not know of any other matters which may come before the Annual Meeting. However, if any other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

Stockholder Proposals

Any proposal that a stockholder of NaviSite wishes to be considered for inclusion in our proxy statement, Notice of Internet Availability of Proxy Materials and proxy card for the Company’s 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”) must be submitted to the Assistant Secretary of NaviSite at our offices, 400 Minuteman Road, Andover, Massachusetts 01810, no later than July 4, 2011. In addition, such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and our By-Laws, as applicable.

If a stockholder of NaviSite wishes to present a proposal or nominate a director before the 2011 Annual Meeting, but does not wish to have the proposal considered for inclusion in the proxy statement, Notice of Internet Availability of Proxy Materials and proxy card, such stockholder must also give written notice to the Assistant Secretary of NaviSite at the address noted above. The Assistant Secretary must receive such notice no earlier than September 4, 2011 and no later than September 19, 2011 (unless the Company’s 2011 Annual Meeting is held before November 14, 2011 or after January 13, 2012, in which case different deadlines are established by our By-Laws) and the stockholder must comply with the provisions of our By-Laws.

By order of the Board of Directors,

Thomas B. Rosedale
Assistant Secretary

November 1, 2010

MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE SACKPACK 000000000.000000 ext 000000000.000000 ext MMMMMMMMM 000000000.000000 ext 000000000.000000 ext MR A SAMPLE Electronic Voting Instructions DESIGNATION (IF ANY) You can vote by Internet or telephone! ADD 1 Available 24 hours a day, 7 days a week! ADD 2 ADD 3 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. ADD 4 ADD 5 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. ADD 6 Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on December 14, 2010. Vote by Internet • Log on to the Internet and go to www.investorvote.com/NAVI • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — A vote FOR the director nominees and FOR the ratification of the appointment of KPMG LLP as independent registered public accounting firm is recommended by the Board of Directors. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 — Andrew Ruhan 02 — Arthur P. Becker 03 — James Dennedy 04 — Larry Schwartz 05 - Thomas R. Evans For Against Abstain 2. Ratification of the appointment of KPMG LLP as independent registered public accounting firm for the fiscal year ending July 31, 2011. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF. B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM1 U P X 1 0 3 2 0 8 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 018Q6B

Dear Stockholder: Please take note of the important information enclosed with this proxy. There are a number of issues related to the operation of NaviSite that require your immediate attention. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares. Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage-paid envelope. Thank you in advance for your prompt consideration of these matters. 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — NAVISITE, INC. 400 MINUTEMAN ROAD ANDOVER, MA 01810 SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS The undersigned, having received notice of the Annual Meeting of Stockholders and the Board of Directors’ proxy statement therefor, and revoking all prior proxies, hereby appoint(s) R. Brooks Borcherding and James W. Pluntze, and each of them singly, with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all shares of common stock or preferred stock, as applicable, of NaviSite, Inc. (“NaviSite”) held of record by the undersigned on October 18, 2010 at the Annual Meeting of Stockholders to be held on December 14, 2010 and any adjournments thereof. None of the following proposals are conditioned upon the approval of any other proposal. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.